Exhibit 99.1

811 Louisiana Street, Suite 2100

Houston, TX 77002

713.584.1000

Targa Resources Corp. Prices $1.75 Billion Offering of Senior Notes

HOUSTON, TX – November 6, 2025 — Targa Resources Corp. (“Targa” or the “Company”) (NYSE: TRGP) announced today the pricing of an underwritten public offering (the “Offering”) of $750 million aggregate principal amount of its 4.350% Senior Notes due 2029 and $1.0 billion aggregate principal amount of its 5.400% Senior Notes due 2036 at a price to the public of 99.938% and 99.920% of their face value, respectively. The Offering is expected to close on November 12, 2025, subject to the satisfaction of customary closing conditions.

The Company expects to use a portion of the net proceeds from the Offering to redeem the 6.875% Senior Notes due 2029 (the “6.875% 2029 Notes”) issued by Targa Resources Partners LP and to use the remaining net proceeds for general corporate purposes, including to repay borrowings under its unsecured commercial paper note program, to repay other indebtedness, to repurchase or redeem securities or to fund capital expenditures, additions to working capital or investments in its subsidiaries.

The Offering is being made pursuant to an effective shelf registration statement and prospectus filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and may be made only by means of a prospectus and prospectus supplement related to such Offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.

About Targa Resources Corp.

Targa Resources Corp. (NYSE: TRGP) is a leading provider of midstream services and is one of the largest independent infrastructure companies in North America. The Company owns, operates, acquires, and develops a diversified portfolio of complementary domestic infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and natural gas liquids to domestic and international markets with growing demand for cleaner fuels and feedstocks.

The principal executive offices of Targa Resources Corp. are located at 811 Louisiana, Suite 2100, Houston, TX 77002 and its telephone number is 713-584-1000.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements, including the expected closing date and use of proceeds from the Offering, such as the redemption of the 6.875% 2029 Notes. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of

811 Louisiana Street, Suite 2100

Houston, TX 77002

713.584.1000

the Company. Such risks and uncertainties include, but are not limited to, those described more fully in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Targa Investor Relations

InvestorRelations@targaresources.com

(713) 584-1133